Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ in this Registration Statement (Form S-3) and related Prospectus of Aircastle Limited for the registration of common shares and to the incorporation by reference therein of our report dated March 19, 2007 (except for Notes 3, 4, 10, 11 and 16 as to which the date is September 26, 2007) with respect to the consolidated financial statements of Aircastle Limited as of December 31, 2005 and 2006, for the period October 29, 2004 (commencement of operations) through December 31, 2004 and for the each of the two years in the period ended December 31, 2006, included in its Current Report (Form 8-K) dated September 26, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
September 26, 2007